Exhibit 99

Victor Chynoweth
206-701-2280
victorc@cray.com

CRAY INC. REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS
Company Announces Restructuring to Align With Product Strategy
Company will host a conference call today at 5:00 p.m. EST

SEATTLE, July 26, 2004 – Global supercomputer leader Cray Inc. (Nasdaq NM: CRAY) today reported financial results for the second quarter ended June 30, 2004.

The company reported second quarter revenue of $21.7 million, compared to $61.8 million in the same period last year. GAAP net loss for the quarter was ($54.5) million, or ($0.64) per share, compared to net income of $7.9 million, or $0.10 per diluted share, in the first quarter of 2003.

Non-GAAP(1) net loss was ($11.7) million for the quarter, or ($0.14) per share. Non-GAAP net loss for the quarter excludes $45.8 million in charges related to the acquisition of OctigaBay, the majority of which relates to the write-off of in-process research and development.

The majority of the $9.5 million in product revenue came from continued progress on the lower margin Cascade and Red Storm engineering projects. Revenue from the Cray X1™, the company’s only current product, was negligible for the quarter. Revenue from service was $12.2 million, with increased margins of 36.0%, as compared to 31.3% in the prior year.

“While we expected the second quarter to be weak, the weakness was compounded by a contract delay for a major order and a continued general slow-down in the defense segment,” said Jim Rottsolk, CEO of Cray Inc.

The company recorded a significant increase in backlog, as predicted, of $51 million, to $126 million from $75 million in the previous quarter. “In addition to this increase in backlog, we announced major wins that will be booked in future periods,” said Rottsolk.

Outlook & Restructuring

The company said the following factors will affect the balance of the year:

•	The next generation vector product, the Cray X1E, will not generate revenue until the first quarter of 2005 due to delays in engineering and fabrication.

•	While production of the Sandia Red Storm system has begun and the first shipment is expected this quarter, delays in part shipments will impact the number of systems that can be delivered to other customers this year.

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•	Beta shipments of the Cray XD1™ product (acquired via the OctigaBay acquisition) have begun; the company expects modest revenue from the new product line to begin this quarter.

•	Domestic and foreign government contract terms will delay revenue recognition on three significant Cray X1 orders beyond 2004.

“As a result, 2004 revenue will likely be under $200 million. Given both our desire to return to profitability quickly and the opportunity to accelerate progress on the product strategy we announced at last fall’s supercomputer conference, we are immediately reshaping our organization,” said Rottsolk. The company is reducing its cost structure by about 20 percent; as a result, the company will enter 2005 with quarterly operating expenses no greater than $17-$18 million.

Rottsolk further stated, “With our new product set, we are targeting growth in revenue to about $300 million in 2005, not including over $40 million in revenue expected to be deferred. We expect overall gross margin percentage to be in the low to mid 30’s. With our new cost structure, we are positioned for solid profitability in 2005 and expect further growth in revenue and profit in subsequent years.”

The reshaping is being done carefully to enable the company to meet its strategic and financial goals. “Nearly all required personnel actions will be completed this quarter,” added Rottsolk.

HPC Leadership Strategy Is On Track

In the second quarter, Cray significantly advanced its strategy for high performance computing (HPC) industry leadership introduced at the SC2003 supercomputing conference last November.

“Going into 2005, Cray will have the strongest HPC portfolio in the industry. With our Cray X1E, Cray XD1 and Red Storm-based product lines, we are expanding beyond leadership in the high-end capability segment and addressing the broader HPC market with high-bandwidth, purpose-built solutions,” said Peter Ungaro, Cray Vice President of Sales and Marketing. “Early interest in the Cray XD1 has exceeded our expectations,” added Ungaro.

“As previously announced, we are teaming with Oak Ridge National Laboratory to provide the world’s most powerful sustained-performance computer in the 2006-7 timeframe. This initiative will exploit our previously announced development program, code-named ‘Rainier,’” said Ungaro.

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‘Rainier’ integrates high bandwidth capabilities from the Cray X1 series, innovative technologies from the Cray XD1 system, and the scalable and modular Red Storm architecture. Ungaro stated, “‘Rainier’ will provide the best of vector and scalar microprocessors together in a single high-bandwidth system focused around user productivity and ease-of-use, in addition to overall price/performance. These technological capabilities will both leverage and directly contribute to our research-based ‘Cascade’ initiative for the DARPA HPCS program, which targets sustained petaflop-level computing in the 2010 timeframe.”

“Other HPC vendors have recently announced future plans trying to implement heterogeneous systems that combine scalar and vector capabilities. We are confident that Cray’s experience and leadership give us a strong advantage in getting there first, with the best solution,” added Ungaro.

John Seminerio, former CEO of OctigaBay, now President and CEO of Cray Canada, remarked that, “the synergies gained by combining OctigaBay with Cray continue to take shape. We expect to bring the Cray XD1 to market well in advance of our previous schedule and are already leveraging key technologies into the ‘Rainier’ platform.”

Second-Quarter Highlights

During the second quarter, the company also:

•	Finalized a five-year contract valued at $43 million to supply the next-generation supercomputer, based on the Cray X1 product family, to the Korea Meteorological Administration (KMA). Other Cray X1 orders were received from GMRI for NASA Ames Research Center, and the Ohio Supercomputer Center (OSC).

•	Announced that overall customer-reported scores for the Cray X1 supercomputer system were the best for any high-performance computing (HPC) system on the new HPC Challenge benchmark tests co-sponsored by the DARPA HPCS program, the U.S. Department of Energy and the National Science Foundation.

•	Received an order from a Canadian organization for the company’s upcoming product based on the Sandia Red Storm supercomputer, for installation in late 2004. Cray previously announced that the Pittsburgh Supercomputing Center (PSC) placed an advance order for a Red Storm-based system, to be installed in the second half of this year.

•	Received orders from the Department of Energy’s Pacific Northwest National Laboratory (PNNL) and Ohio Supercomputer Center (OSC) for the Cray XD1 utilizing field programmable gate arrays (FPGA’s) for advanced application acceleration.

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Investor Conference Call

Management will discuss results and the company’s outlook followed by a question and answer session for investors today, July 26 at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). The call in number is (800) 218-8862. International callers should dial (303) 262-2075. If you are unable to participate, a replay will be available from 10 a.m. Pacific Time on April 29, 2004 for 48 hours. To access, dial (800) 405-2236, or (303) 590-3000 (international) – enter access code 11004453#. The conference call will be webcast live and will be archived for 180 days. It will be available in the Investors section of the Cray website at http://investors.cray.com.

About Cray Inc.

Cray’s mission is to be the premier provider of supercomputing solutions for its customers’ most challenging scientific and engineering problems. Go to www.cray.com for more information about the company.

(1) All non-GAAP numbers have been adjusted to exclude certain items. A reconciliation of adjustments to GAAP results for this quarter is included in the table below “Non-GAAP Consolidated Condensed Statements of Operations.”

Safe Harbor Statement

This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution plans to differ materially from those anticipated by the statements above. These include the technical challenges of developing high performance computing systems, fluctuating quarterly operating results, lower margins and earnings due to significant pricing pressure, government support and timing of supercomputer system purchases, the successful porting of application programs to Cray computer systems, reliance on third-party suppliers, Cray’s ability to keep up with rapid technological change, Cray’s ability to compete against larger, more established companies and innovative competitors, and general economic and market conditions. For a discussion of these and other risks, see “Factors That Could Affect Future Results” in Cray’s most recent Quarterly Report on Form 10-Q filed with the SEC.

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Cray is a registered trademark, and Cray X1 and Cray XD1 are trademarks, of Cray Inc. All other trademarks are the property of their respective owners.

TABLES TO FOLLOW

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2004	2003	2004
REVENUE:
Product	$45,952	$9,539	$73,236	$37,907
Service	15,808	12,171	32,653	25,938

Total revenue	61,760	21,710	105,889	63,845

OPERATING EXPENSES:
Cost of product revenue	24,325	9,282	42,000	29,037
Cost of service revenue	10,862	7,784	21,143	16,365
Research and development	10,363	11,321	17,838	20,363
Marketing and sales	6,185	8,163	11,706	15,809
General and administrative	2,664	3,961	4,538	6,834
Acquisition related deferred compensation		2,039		2,039
In-process research and development charge		43,400		43,400

Total operating expenses	54,399	85,950	97,225	133,847

Income from operations	7,361	(64,240)	8,664	(70,002)
OTHER INCOME (EXPENSE), NET	777	184	724	(202)
INTEREST INCOME (EXPENSE), NET	103	25	109	168

Income (loss) before income taxes	8,241	(64,031)	9,497	(70,036)
PROVISION FOR INCOME TAXES	383	(9,527)	442	(11,689)

Net income (loss)	$7,858	$(54,504)	$9,055	$(58,347)

Net income (loss) per common share:
Basic	$0.12	$(0.64)	$0.14	$(0.74)

Diluted	$0.10	$(0.64)	$0.12	$(0.74)

Weighted average shares outstanding:
Basic	66,009	85,824	62,912	79,359

Diluted	78,776	85,824	75,616	79,359

CRAY INC. AND SUBSIDIARIES

NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Excluding adjustments itemized below
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2004	2003	2004
REVENUE:
Product	$45,952	$9,539	$73,236	$37,907
Service	15,808	12,171	32,653	25,938

Total revenue	61,760	21,710	105,889	63,845

OPERATING EXPENSES:
Cost of product revenue	24,325	8,959	42,000	28,714
Cost of service revenue	10,862	7,784	21,143	16,365
Research and development	10,363	11,321	17,838	20,363
Marketing and sales	6,185	8,163	11,706	15,809
General and administrative	2,664	3,961	4,538	6,834

Total operating expenses	54,399	40,188	97,225	88,085

Non-GAAP Income (loss) from operations	7,361	(18,478)	8,664	(24,240)
OTHER INCOME (EXPENSE), NET	777	184	724	(202)
INTEREST INCOME (EXPENSE), NET	103	25	109	168

Non-GAAP Income (loss) before income taxes	8,241	(18,269)	9,497	(24,274)
PROVISION FOR INCOME TAXES	383	(6,576)	442	(8,738)

Non-GAAP Net income (loss)	$7,858	$(11,693)	$9,055	$(15,536)

Non GAAP Net income (loss) per common share:
Basic	$0.12	$(0.14)	$0.14	$(0.20)

Diluted	$0.10	$(0.14)	$0.12	$(0.20)

Weighted average shares outstanding:
Basic	66,009	85,824	62,912	79,359

Diluted	78,776	85,824	75,616	79,359

An itemized reconcilation between net income (loss) on a GAAP basis and non-GAAP basis is as follows:
GAAP net income (loss)	$7,858	$(54,504)	$9,055	$(58,347)
Other costs and expenses:
Amortization of purchased intangibles		323		323
Acquisition related deferred compensation		2,039		2,039
In-process research and development charge		43,400		43,400

Total non-GAAP adjustments to net income (loss)		45,762		45,762
Income tax effect		(2,951)		(2,951)
Non-GAAP net income (loss)	$7,858	$(11,693)	$9,055	$(15,536)

CRAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,	June 30,
	2003	2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,773	$14,304
Short term investments, available for sale	34,570	27,970
Accounts receivable, net of allowance of $1,125 in 2003 and $1,391 in 2004	48,474	34,228
Inventory	43,022	63,057
Prepaid expenses and other assets	18,932	14,002

Total current assets	184,771	153,561
Property and equipment, net	26,157	34,459
Service spares, net	4,925	3,726
Goodwill	13,344	51,652
Intangible assets		6,206
Deferred tax asset	58,595	69,967
Other assets	3,797	4,555

TOTAL	$291,589	$324,126

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,553	$13,560
Accrued payroll and related expenses	19,035	11,623
Deferred revenue	33,233	42,091
Other accrued liabilities	3,480	1,559
Warranty reserves	655

Total current liabilities	68,956	68,833
Shareholders’ equity:
Common stock, par $.01 - Authorized, 120,000 shares; issued and outstanding, 72,601 and 84,260 shares, respectively	312,646	394,994
Exchangeable shares, no par value, unlimited shares authorized, 2,922 shares outstanding		22,823
Deferred compensation	(105)	(12,173)
Accumulated other comprehensive loss	(807)	(2,903)
Accumulated deficit	(89,101)	(147,448)

	222,633	255,293

TOTAL	$291,589	$324,126